EXHIBIT 10.06

Summary Terms of Consulting Arrangement

Bankers Fidelity Life Insurance Company, a wholly-owned subsidiary of the Company, is party to an informal consulting arrangement with William H. Whaley, M.D., one of the Company's directors, pursuant to which Dr. Whaley is available to provide various medical consulting and advisory services to the Company’s subsidiaries.  Pursuant to this arrangement, Dr. Whaley is entitled to receive $17,500 annually.